EXHIBIT 99.1

TEJON RANCH CO. REPORTS

FIRST QUARTER RESULTS OF OPERATIONS – 2006

TEJON RANCH, Calif., May 5, 2006 – Tejon Ranch Company today announced both an improvement in net operating results and higher revenues from operations for the first quarter of 2006 as compared to the first quarter of 2005. For the first quarter of 2006, the Company had a net loss of $102,000, or $0.01 per common share, compared to the net loss of $984,000, or $0.06 per common share during the first quarter of 2005. Revenue from operations for the first quarter of 2006 was $5,719,000 compared to $3,560,000 of revenue during the first quarter of 2005.

The growth in revenue during the first quarter of 2006 is due to increases in revenue from the Company’s commercial/industrial real estate and farming operations. Commercial/industrial real estate revenue grew $773,000 due to a $626,000 increase in oil and mineral royalty income, an improvement in returns from the Calpine lease, and generally higher commercial lease revenue. Farming revenues increased $1,386,000 primarily due to the sale of 2005 crop almonds that were inventoried at year-end and to the collection of additional grape revenue related to the 2005 grape crop. The sale of 2005 crop almonds in the first three months of 2006 accounted for $1,976,000 of farming revenue compared to farming revenue of $732,000 in the first quarter of 2005 from the sale of 2004 crop almonds.

The improvement in operations during 2006 is due to the growth in revenues described above being partially offset by increased expenses. Commercial/industrial real estate expenses increased $237,000 during the first quarter of 2006 due to increased corporate allocations and higher compensation and staffing costs. Resort/residential real estate costs increased $150,000 due largely to higher compensation costs and increased spending on our public outreach campaign. Farming expenses grew $474,000 during the first quarter of 2006 due to higher cultural costs related to the cost of sales for 2005 crop almonds and higher staffing costs. Corporate general and administrative costs increased $382,000 during 2006 due to higher compensation costs that were partially offset by increased corporate allocations to operating segments. The increase in compensation cost within the Company is primarily due to higher stock compensation costs. Stock compensation cost includes expenses related to stock options and stock grants. Total stock compensation cost for the first quarter of 2006 was $952,000 compared to $650,000 of cost during the same period of 2005.

As we move forward with our real estate vision, we will continue to see an increase in costs related to professional service fees, planning costs, entitlement costs, and staffing costs. These real estate activities and related costs could continue over several years as we develop a modest percentage of our land holdings. The actual timing and completion of entitlement and any development related activities are difficult to predict due to the uncertainties of the approval process and market factors.

The results of the first three months of each fiscal year are generally not indicative of the results to be expected for the full year due to the nature of the Company’s business segments. Future real estate sales and leasing activity are dependent on market circumstances and specific opportunities and therefore are difficult to predict from period to period. The Company also recognizes a significant amount of revenues in the third and fourth quarters of each year due to the seasonal nature of our agribusiness activities.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FIRST QUARTER ENDED MARCH 31

(In thousands, except earnings per share)

(Unaudited)

	2006	2005
Revenues
Real estate - commercial/industrial	$3,521	$2,748
Farming	2,198	812

Revenue from continuing operations	5,719	3,560
Operating income (loss)
Real estate - commercial/industrial	1,115	579
Real estate - resort/residential	(748)	(598)
Farming	897	(15)

Income (loss) from operating segments	1,264	(34)
Interest income	623	581
Other income	16	9
Corporate expense	(2,197)	(1,815)

Operating loss from continuing operations before equity in earnings (losses) of unconsolidated joint ventures	(294)	(1,259)
Equity in earnings (losses) of unconsolidated joint ventures	121	(458)

Operating loss before income tax benefit	(173)	(1,717)
Income tax benefit	(71)	(733)

Net loss	$(102)	$(984)

Net loss per share, basic	$(0.01)	$(0.06)

Net loss per share, diluted	$(0.01)	$(0.06)

Weighted average number of shares outstanding:
Common stock	16,543,663	16,429,505
Common stock equivalents - stock options	977,550	442,470

Diluted shares outstanding	17,521,213	16,871,975

For the three months ended March 31, 2006 and 2005, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.